Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) dated March 27, 2008 relating to the consolidated financial statements, which appears in Focus Enhancements, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ Burr Pilger & Mayer LLP

San Jose, California
May 22, 2008